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                                                                    EXHIBIT 10.3


June 28, 2000



Steven E. Opdahl
4924 Washburn Avenue South
Minneapolis, MN 55410

Dear Steve:
On behalf of Tricord Systems, Inc., I am pleased to extend to you the following offer to join the Tricord Team as Chief Financial Officer of the Company. This offer is subject to your acceptance and approval by Tricord's Board of Directors. This offer letter is not an employment contract, and you will be deemed an at-will employee of Tricord.

Set forth below are the terms of your employment:

     1. Your employment will commence on June 28, 2000. During your employment with the Company, you will make yourself available to perform such duties, consistent with your other business and employment activities, as may be agreed to by the Chief Executive Officer of the Company and you.

     2. Your base salary in connection with such employment will be $150,000 per year. Tricord's pay periods are the 15th and the end of the month.

     3. You will be granted, effective as of the date you commence employment, an incentive stock option (the "Option") to purchase 150,000 shares (the "Option Shares") of the Company's common stock at an exercise price equal to the closing bid price of the common stock on the first trading day prior to the date you commence employment. You should note, however, that the number of shares subject to the Option that will actually qualify for incentive stock option tax treatment will be limited by the provisions of the Internal Revenue Code.

          a. The Option will be granted under the terms of the Company's 1998 Stock Incentive Plan (the "1998 Plan") and the standard form of option agreement thereunder. The Option will become exercisable in 37 installments as follows: (i) 25% of the Option Shares will become exercisable 12 months after the date of grant; and (ii) 75% of the Option Shares will become exercisable in 36 equal monthly installments thereafter (i.e., approximately 2.083% of the Option Shares for each full month of continuous service thereafter).

          b. Pursuant to authority granted under Section 13.3 of the 1998 Plan and the proviso at the end of Section 13.5 of the 1998 Plan, in the event that your employment with the Company is terminated within 24 months following a Change in Control of the Company (as defined in the 1998 Plan) as a result of death, disability, termination by the Company without "cause" (as defined in the 1998 Plan) or resignation by you for "good reason" (which is defined as a significant reduction in your responsibilities, a reduction in your base salary or requiring you to be based more than 30 miles from where your office is located prior to a Change in Control of the Company), (i) your Option (to the extent held at least six months


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               from the date of grant) will become immediately exercisable in full as of such termination and will remain exercisable for the remainder of its term and (ii) the limitation on such acceleration of exercisability set forth in Section 13.5 of the 1998 Plan will only be applied to the extent that the application of such limitation would result in the receipt by you, on an after-tax basis, of a greater amount than if such limitation had not been applied.

     4. You will also be granted, effective as of the date you commence employment, a non-statutory stock option (the "Non-Plan Option") to purchase 50,000 shares (the "Non-Plan Option Shares") of the Company's common stock at an exercise price equal to the closing bid price of the common stock on the first trading day prior to the date you commence employment. The Non-Plan Option will be granted outside of the Company's 1998 Plan.

          a. The Non-Plan Option will become exercisable in 37 installments as follows: (i) 25% of the Non-Plan Option Shares will become exercisable 12 months after the date of grant; and (ii) 75% of the Non-Plan Option Shares will become exercisable in 36 equal monthly installments thereafter (i.e., approximately 2.083% of the Non-Plan Option Shares for each full month of continuous service thereafter).

          b. In the event that your employment with the Company is terminated within 24 months following a Change in Control of the Company as a result of death, disability, termination by the Company without "cause" (as defined above) or resignation by you for "good reason" (as defined above), (i) your Non-Plan Option (regardless of how long it has been held) will become immediately exercisable in full as of such termination and will remain exercisable for the remainder of its term and (ii) such acceleration of exercisability will be limited as set forth in Section 13.5 of the 1998 Plan but such limitation will only be applied to the extent that the application of such limitation would result in the receipt by you, on an after-tax basis, of a greater amount than if such limitation had not been applied.

     5. You agree to execute prior to commencing employment the Company's standard form of nondisclosure/confidentiality agreement and to abide by the terms of such agreement.

     6. If your employment with the Company is terminated without "cause" (as defined above) or you terminate your employment for "good reason" (as defined above), you will receive a lump sum cash payment equal to six months of your then current base salary; provided, however, that such cash payment will be increased to 12 months of your then current base salary if such termination occurs within 90 days following a Change in Control of the Company.

     7. You represent that neither commencing employment with the Company nor performing your duties on behalf of the Company will conflict with, constitute a breach under, or give any third party rights to Company intellectual property pursuant to, any agreement, contract or other arrangement to which you are subject.

     8. You agree that at no time will you use any trade secrets or other intellectual property of your current employer or any other third party while performing your duties for the Company.

As an employee, you will have the opportunity to participate in the Tricord Employee Benefit Package, subject to eligibility requirements of the various plans.

Please indicate your acceptance of this offer by signing and returning this letter to me. Your employment will be effective upon approval by the Board of Directors.


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I am confident that you will make a significant contribution to the success and growth of Tricord, and we are looking forward to having you on the Tricord Team.

Very truly yours,

/s/ John J. Mitcham
--------------------------------
John J. Mitcham


ACCEPTANCE:

/s/ Steven E. Opdahl
--------------------------------
Steven E. Opdahl

June 28, 2000




DATE OF BOARD APPROVAL: June 28, 2000